Exhibit 99.1

Thursday, January 20, 2005	Roger Bosma
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports $4.7 Million in Fourth Quarter Net Income

Oak Ridge, NJ – January 20, 2005 — Lakeland Bancorp, Inc. (Nasdaq: LBAI) reported fourth quarter Net Income of $4.7 million, as compared to $4.0 million for the same period last year. Diluted earnings per share was $0.22 per share compared to $0.25 per share for the fourth quarter 2003. This decrease reflects an increase in outstanding shares following the acquisition of Newton Financial Corp. (“Newton”) in July 2004. Annualized Return on Average Assets was 0.88% and Annualized Return on Average Equity was 9.46% for the fourth quarter of 2004.

Net Income for the year of 2004 was $16.5 million, an increase of 9% from the $15.1 million in Net Income for 2003. Diluted earnings per share was $0.89 compared to $0.98 per share last year. Return on Average Assets was 0.90% and Return on Average Equity was 10.79%.

Lakeland Bancorp also announced that it has declared a quarterly cash dividend of $0.10 per common share. The cash dividend will be paid on February 15, 2005 to holders of record as of the close of business on January 31, 2005.

Roger Bosma, Lakeland Bancorp’s President and CEO said, “Lakeland experienced significant internal growth in 2004. Our expansion was further highlighted with the successful acquisition of Newton Financial Corp in July. Other 2004 highlights included the settlement agreement with the second of the three surety companies regarding the commercial lease pool litigation. With the acquisition and system conversions behind us, along with the recent settlement with the second surety company, we are well positioned for 2005.”

Earnings

Net Interest Income

Net interest income for the fourth quarter of 2004 was $17.3 million or 26% higher than the $13.8 million earned in the fourth quarter of 2003. Net interest margin decreased to 3.76% from

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3.93% in the fourth quarter of 2003, while average earning assets rose 32%. The Company’s average cost of interest bearing liabilities increased 8 basis points to 1.62% in the fourth quarter of 2004. This increase was primarily due to an increase in average borrowings as well as an increase in yields on interest-bearing transaction accounts. The Company’s yield on interest earning assets was 5.11% in the fourth quarter of 2004 compared to 5.19% in the fourth quarter of 2003.

For 2004, net interest income was $61.5 million, or 21% higher than the $50.7 million reported for the year ended 2003. Net interest margin decreased to 3.82% for 2004 from 4.12% for the same period last year, while average earning assets rose 31%. The Company’s yield on earning assets decreased from 5.40% in 2003 to 5.13% for 2004. The Company’s cost of interest bearing liabilities increased from 1.56% in 2003 to 1.58% in 2004.

Noninterest income

Noninterest income, including gains on investment securities sold, totaled $3.6 million or 14% higher than the fourth quarter of 2003. Gains on sales of investment securities were $18,000 in fourth quarter 2004 compared to gains of $171,000 for the same period last year. Excluding the gains on sales of securities, noninterest income totaled $3.6 million and was $584,000, or 20% higher than the fourth quarter of 2003. Service charges on deposit accounts increased 11% to $2.1 million primarily due to an increase in ATM/debit card fee income. Commissions and fees increased 24% to $732,000 due to increased loan fees collected and an increase in safe deposit box fee income, while other income increased to $453,000, due primarily to an increase in gains on sale of leases.

Noninterest income, including gains on investment securities sold, totaled $13.4 million for 2004, or 5% higher than in 2003. Gains on sales of investment securities were $638,000 for 2004 as compared to $1.9 million in 2003. The total in 2004 includes a $400,000 gain that reflects the collection in full of a corporate bond that had been previously written-down. Excluding the gains on sales of securities, non-interest income totaled $12.8 million and was $1.8 million, or 17% higher than in 2003. Service charges on deposit accounts increased 10% to $7.8 million primarily due to higher return item charges and ATM fees collected. Commissions and fees increased 18% to $3.0 million due to increases in loan fees collected, while other income increased to $803,000 primarily due to an increase in gains on sale of leases.

Noninterest expense

Noninterest expense for the fourth quarter of 2004 was $13.3 million, an increase of 29% compared to the fourth quarter of 2003. Salary and benefit expense increased 30% reflecting higher expenses due to branch expansion following the acquisition of Newton, as well as normal salary and benefit increases. Occupancy, furniture and equipment expenses increased by 30% primarily due to costs incurred at the ten new branches acquired from Newton. Other noninterest expenses increased by 27% in the fourth quarter of 2004 primarily due to costs related to Newton. Within this category, legal expenses in the fourth quarter of 2004 decreased by $316,000, or 56%, as litigation with the second of the three surety companies was resolved.

For the year of 2004, noninterest expense was $47.2 million compared to $38.3 million in 2003, an increase of $8.9 million or 23%. Of this overall increase, salary and benefit costs increased by $4.5 million or 22%. Occupancy, furniture and equipment expenses increased by $1.4 million or 20%, reflecting the costs incurred at the Newton branches. Other expenses increased $3.0

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million or 29%, primarily due to increased marketing expenses, Newton related costs, as well as a full year of costs related to the branches of Community State Bank that were acquired in August 2003.

Financial Condition

At December 31, 2004, total assets were $2.14 billion, an increase of $555.7 million or 35% from year-end 2003, including $316.4 million from the Newton acquisition.

Loans

At December 31, 2004, total loans were $1.18 billion, an increase of $326.2 million or 38% from year-end 2003 and 15%, without Newton, which totaled $201.5 million. Commercial loans increased $240.9 million or 58%, while residential mortgage and consumer and home equity loans showed increases of $49.4 million and $35.9 million, respectively for the year.

Asset Quality

At December 31, 2004, non-performing assets totaled $13.7 million (0.64% of total assets), a reduction of $3.0 million from $16.7 million (1.05% of total assets) at December 31, 2003. As of December 31, 2004, non-performing assets included $6.4 million related to commercial lease pools (0.30% of total assets) and $7.3 million of other non-performing assets (0.34% of total assets). The Allowance for Loan and Lease Losses totaled $16.6 million at December 31, 2004 and represented 1.41% of total loans. During 2004, the Company had net charge-offs of $6.2 million, including $2.1 million which related to the settled lease pool litigation.

Deposits

At December 31, 2004, total deposits were $1.73 billion, an increase of $401.1 million or 30% from December 31, 2003, and 10% without Newton, which totaled $266.9 million. Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, increased by $322.8 million or 31% to $1.36 billion. Core deposits, as defined, represent 79% of total deposits, as compared to 78% at year-end 2003.

Capital

Stockholders’ equity was $194.5 million and book value per common share was $9.41. As of December 31, 2004, the Company’s leverage ratio was 7.71%. Tier I and total risk based capital ratios were 12.03% and 13.28%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

The information disclosed in this document includes various forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to the merger of Newton Financial Corp. into Lakeland, corporate objectives, and other financial and business matters. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: operational factors relating to the performance of Lakeland Bank and Newton, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Lakeland Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$17,326	$13,763	$61,502	$50,698
Provision for Loan Losses	(926)	(750)	(3,602)	(3,000)
Noninterest Income excluding gains on sales of investment securities	3,552	2,968	12,761	10,926
Gain on sales of investment securities	18	171	638	1,857
Noninterest Expense	(13,290)	(10,281)	(47,185)	(38,287)

Pretax Income	6,680	5,871	24,114	22,194
Tax Expense	(2,024)	(1,875)	(7,619)	(7,087)

Net Income	$4,656	$3,996	$16,495	$15,107

Basic Earnings Per Share	$0.22	$0.25	$0.90	$0.99
Diluted Earnings Per Share	$0.22	$0.25	$0.89	$0.98
Dividends Per share	$0.10	$0.10	$0.40	$0.38
Weighted Average Shares - Basic	20,816,113	15,937,361	18,408,952	15,280,602
Weighted Average Shares - Diluted	21,071,264	16,156,766	18,635,370	15,492,108

SELECTED OPERATING RATIOS
Return on Average Assets	0.88%	1.02%	0.90%	1.10%
Return on Average Equity	9.46%	14.60%	10.79%	15.45%
Yield on Interest Earning Assets	5.11%	5.19%	5.13%	5.40%
Cost of funds	1.62%	1.54%	1.58%	1.56%
Net interest spread	3.49%	3.65%	3.55%	3.84%
Net interest margin	3.76%	3.93%	3.82%	4.12%
Efficiency ratio	59.70%	60.20%	60.70%	60.30%

ASSET QUALITY RATIOS
Ratio of net charge-offs to average loans			0.62%	0.64%
Ratio of allowance to total loans			1.41%	1.98%
Non-performing loans to total loans			1.10%	1.95%
Non-performing assets to total assets			0.64%	1.05%
Allowance to non-performing loans			128%	101%

			12/31/2004	12/31/2003
SELECTED DATA AT PERIOD-END
Loans			$1,178,606	$852,387
Allowance for Loan Losses			16,638	16,899
Investment Securities			745,029	600,411
Total Assets			2,141,021	1,585,290
Core Deposits			1,360,980	1,038,195
Deposits			1,726,804	1,325,682
Borrowings			209,821	140,923
Stockholders’ Equity			194,548	110,951
Book value per share			$9.41	$6.96
Stockholders’ equity to total assets			9.09%	7.17%

SELECTED AVERAGE BALANCE SHEET DATA
	For the three months ended		For the year ended
	12/31/2004	12/31/2003	12/31/2004	12/31/2003
Loans, net	$1,157,156	$826,872	$999,865	$763,607
Investment securities	685,777	585,336	634,616	481,045
Interest-Earning Assets	1,887,563	1,432,576	1,657,516	1,267,973
Core Deposits	1,365,812	1,052,988	1,215,177	931,507
Time Deposits	374,635	295,963	319,808	266,512
Deposits	1,740,447	1,348,951	1,534,985	1,198,019
Total Assets	2,108,052	1,560,710	1,830,467	1,372,148
Total Borrowings	161,374	96,300	134,082	70,228
Common Equity	195,876	108,560	152,878	97,761

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)	December 31, 2004	December 31, 2003

	(unaudited)
ASSETS
Cash and due from banks	$47,981	$42,760
Federal funds sold and interest-bearing deposits due from banks	7,365	3,324

Total cash and cash equivalents	55,346	46,084

Investment securities available for sale	582,106	557,402
Investment securities held to maturity; fair value of $162,926 in 2004 and $43,650 in 2003	162,923	43,009
Loans:
Commercial	654,085	413,198
Residential mortgages	234,600	185,153
Consumer and home equity	289,921	254,036

Total loans	1,178,606	852,387
Plus: deferred fees	(2,601)	(851)
Less: Allowance for loan and lease losses	16,638	16,899

Net loans	1,159,367	834,637
Premises and equipment - net	31,749	27,510
Accrued interest receivable	8,002	6,391
Goodwill and Identifiable Intangible Assets	94,119	27,609
Bank owned life insurance	34,240	27,575
Other assets	13,169	15,073

TOTAL ASSETS	$2,141,021	$1,585,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$319,359	$242,710
Savings and interest-bearing transaction accounts	1,041,621	795,485
Time deposits under $100	270,162	209,216
Time deposits $100 and over	95,662	78,271

Total deposits	1,726,804	1,325,682
Federal funds purchased and securities sold under agreements to repurchase	110,830	51,423
Long-term debt	42,288	34,500
Subordinated debentures	56,703	—
Other liabilities	9,848	7,734
Guaranteed preferred beneficial interests in Company’s subordinated debentures	—	55,000

TOTAL LIABILITIES	1,946,473	1,474,339

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized shares, 40,000,000; issued shares, 21,374,570 at December 31, 2004 and 16,483,551 December 31, 2003	208,933	131,116
Accumulated Deficit	(3,848)	(12,980)
Treasury stock, at cost, 693,648 shares at December 31, 2004 and 535,025 at December 31, 2003	(10,877)	(7,283)
Accumulated other comprehensive income	340	98

TOTAL STOCKHOLDERS’ EQUITY	194,548	110,951

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,141,021	$1,585,290

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$17,046	$12,731	$58,952	$48,137
Federal funds sold and interest bearing deposits with banks	193	41	286	234
Taxable investment securities	5,651	4,762	20,835	15,611
Tax exempt investment securities	882	796	3,246	2,940

TOTAL INTEREST INCOME	23,772	18,330	83,319	66,922

INTEREST EXPENSE
Deposits	4,681	3,518	15,527	13,266
Securities sold under agreements to repurchase	312	63	589	223
Long-term debt	1,453	986	5,701	2,735

TOTAL INTEREST EXPENSE	6,446	4,567	21,817	16,224

NET INTEREST INCOME	17,326	13,763	61,502	50,698
Provision for loan losses	926	750	3,602	3,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	16,400	13,013	57,900	47,698

NONINTEREST INCOME
Service charges on deposit accounts	2,066	1,857	7,823	7,089
Commissions and fees	732	588	3,001	2,535
Gain on the sales of investment securities	18	171	638	1,857
Income on bank owned life insurance	301	332	1,134	913
Other income	453	191	803	389

TOTAL NONINTEREST INCOME	3,570	3,139	13,399	12,783

NONINTEREST EXPENSE
Salaries and employee benefits	7,054	5,426	25,128	20,676
Net occupancy expense	1,205	977	4,365	3,665
Furniture and equipment	1,252	914	4,080	3,366
Stationery, supplies and postage	463	360	1,552	1,367
Legal fees	249	565	1,655	1,605
Marketing expenses	332	326	1,473	1,081
Other expenses	2,735	1,713	8,932	6,527

TOTAL NONINTEREST EXPENSE	13,290	10,281	47,185	38,287

INCOME BEFORE PROVISION FOR INCOME TAXES	6,680	5,871	24,114	22,194
Provision for income taxes	2,024	1,875	7,619	7,087

NET INCOME	$4,656	$3,996	$16,495	$15,107

EARNINGS PER COMMON SHARE
Basic	$0.22	$0.25	$0.90	$0.99

Diluted	$0.22	$0.25	$0.89	$0.98

DIVIDENDS PER SHARE	$0.10	$0.10	$0.40	$0.38